Exhibit 99.1

Item 15.	Financial Statement Schedules

(a) Documents filed as part of this report

1. Financial Statements

The financial statements are set forth on pages 4 to 40 of this Report.

2. Financial Statement Schedules

All other schedules, except Schedule II—Valuation and Qualifying Accounts on page 41, are omitted because they are not required or the required information is shown in the financial statements or notes thereto.

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Great Lakes Dredge & Dock Corporation

Oak Brook, Illinois

We have audited the accompanying consolidated balance sheets of Great Lakes Dredge & Dock Corporation and subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the three years in the period ended December 31, 2016. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s Management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Great Lakes Dredge & Dock Corporation and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all materially respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 3016, based on the criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2017 expressed an unqualified opinion on the Company’s internal control over financial reporting (not presented herein).

/s/ Deloitte & Touche LLP

Chicago, Illinois
February 28, 2017 (August 10, 2017 as to Note 18)

Great Lakes Dredge & Dock Corporation and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2016 and 2015

(in thousands, except per share amounts)

	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,167	$14,184
Accounts receivable—net	88,091	130,777
Contract revenues in excess of billings	95,012	81,195
Inventories	37,137	35,963
Prepaid expenses	12,407	7,924
Other current assets	63,412	59,690
Total current assets	307,226	329,733

PROPERTY AND EQUIPMENT—Net	413,008	430,210
GOODWILL	83,576	83,576
OTHER INTANGIBLE ASSETS — Net	1,499	2,428
INVENTORIES—Noncurrent	52,602	41,646
INVESTMENTS IN JOINT VENTURES	4,734	3,761
ASSETS HELD FOR SALE— Noncurrent	9,299	—
OTHER	21,644	6,770
TOTAL	$893,588	$898,124

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$103,185	$118,846
Accrued expenses	69,043	72,277
Billings in excess of contract revenues	5,141	7,061
Current portion of long term debt	2,465	7,506
Total current liabilities	179,834	205,690

7 3/8% SENIOR NOTES	272,998	271,998
REVOLVING CREDIT FACILITY	104,111	20,000
NOTES PAYABLE	13,293	53,792
DEFERRED INCOME TAXES	68,449	74,006
OTHER	7,013	20,465
Total liabilities	645,698	645,951

COMMITMENTS AND CONTINGENCIES (Note 13)
EQUITY:
Common stock—$.0001 par value; 90,000 authorized, 61,240 and 60,709 shares issued; 60,962 and 60,431 outstanding at December 31, 2016 and December 31, 2015, respectively.	6	6
Treasury stock, at cost	(1,433)	(1,433)
Additional paid-in capital	286,303	283,247
Accumulated deficit	(35,841)	(27,664)
Accumulated other comprehensive loss	(1,145)	(1,983)
Total equity	247,890	252,173
TOTAL	$893,588	$898,124

See notes to consolidated financial statements.

Great Lakes Dredge & Dock Corporation and Subsidiaries

Consolidated Statements of Operations

For the Years Ended December 31, 2016, 2015 and 2014

(in thousands, except per share amounts)

	2016	2015	2014

CONTRACT REVENUES	$767,585	$856,878	$806,831
COSTS OF CONTRACT REVENUES	681,197	760,955	714,335
GROSS PROFIT	86,388	95,923	92,496

OPERATING EXPENSES:
GENERAL AND ADMINISTRATIVE EXPENSES	65,533	71,069	67,911
IMPAIRMENT OF GOODWILL	—	2,750	—
(GAIN) LOSS ON SALE OF ASSETS—Net	6,175	(855)	732
Total operating income	14,680	22,959	23,853

OTHER EXPENSE:
Interest expense—net	(22,907)	(24,365)	(19,967)
Equity in earnings (loss) of joint ventures	(2,365)	(6,051)	2,895
Gain on bargain purchase acquisition	—	—	2,197
Other income (expense)	(3,377)	(1,229)	210
Total other expense	(28,649)	(31,645)	(14,665)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(13,969)	(8,686)	9,188
INCOME TAX BENEFIT	5,792	2,497	11,530

INCOME (LOSS) FROM CONTINUING OPERATIONS	(8,177)	(6,189)	20,718
Loss from discontinued operations, net of income taxes	—	—	(10,423)

NET INCOME (LOSS)	$(8,177)	$(6,189)	$10,295

Basic earnings (loss) per share attributable to income from continuing operations	$(0.13)	$(0.10)	$0.35
Basic loss per share attributable to loss on discontinued operations, net of income taxes	—	—	(0.17)
Basic earnings (loss) per share	$(0.13)	$(0.10)	$0.18
Basic weighted average shares	60,744	60,410	59,938

Diluted earnings (loss) per share attributable to income from continuing operations	$(0.13)	$(0.10)	$0.34
Diluted loss per share attributable to loss on discontinued operations, net of income taxes	—	—	(0.17)
Diluted earnings (loss) per share	$(0.13)	$(0.10)	$0.17
Diluted weighted average shares	60,744	60,410	60,522

See notes to consolidated financial statements.

Great Lakes Dredge & Dock Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

For the Years Ended December 31, 2016, 2015 and 2014

(in thousands)

	2016	2015	2014
Net income (loss)	$(8,177)	$(6,189)	$10,295
Currency translation adjustment—net of tax (1)	508	(1,249)	(62)
Net unrealized (gain) loss on derivatives—net of tax (2)	330	—	(199)
Other comprehensive income (loss)—net of tax	838	(1,249)	(261)
Comprehensive income (loss)	$(7,339)	$(7,438)	$10,034

(1)	Net of income tax (provision) benefit of $(338), $827 and $41 for the years ended December 31, 2016, 2015 and 2014, respectively.
(2)	Net of income tax (provision) benefit of $216 and $(132) for the years ended December 31, 2016 and 2014, respectively.

See notes to consolidated financial statements.

Great Lakes Dredge & Dock Corporation and Subsidiaries

Consolidated Statements of Equity

For the Years Ended December 31, 2016, 2015 and 2014

(in thousands)

	Great Lakes Dredge & Dock Corporation shareholders

							Accumulated
	Shares of		Shares of		Additional		Other
	Common	Common	Treasury	Treasury	Paid-In	Accumulated	Comprehensive	Noncontrolling
	Stock	Stock	Stock	Stock	Capital	Deficit	Loss	Interest	Total
BALANCE—January 1, 2014	59,670	$6	—	—	$275,183	$(31,770)	$(473)	$(845)	$242,101

Share-based compensation	118	—	—	—	2,694	—	—	—	2,694
Vesting of restricted stock units, including impact of shares withheld for taxes	111	—	—	—	(497)	—	—	—	(497)
Exercise of stock options and purchases from employee stock plans	271	—	—	—	1,568	—	—	—	1,568
Excess income tax benefit from share-based compensation	—	—	—	—	206	—	—	—	206
Purchase of noncontrolling interests	—	—	—	—	(988)	—	—	845	(143)
Net income	—	—	—	—	—	10,295	—	—	10,295
Other comprehensive loss—net of tax	—	—	—	—	—	—	(261)	—	(261)
BALANCE—December 31, 2014	60,170	$6	—	$—	$278,166	$(21,475)	$(734)	$—	$255,963

Share-based compensation	154	—	—	—	4,040	—	—	—	4,040
Vesting of restricted stock units, including impact of shares withheld for taxes	115	—	—	—	(267)	—	—	—	(267)
Exercise of stock options and purchases from employee stock purchase plan	270	—	—	—	1,365	—	—	—	1,365
Excess income tax benefit from share-based compensation	—	—	—	—	(57)	—	—	—	(57)
Purchase of treasury stock	—	—	(278)	(1,433)	—	—	—	—	(1,433)
Net loss	—	—	—	—	—	(6,189)	—	—	(6,189)
Other comprehensive loss—net of tax	—	—	—	—	—	—	(1,249)	—	(1,249)
BALANCE—December 31, 2015	60,709	$6	(278)	(1,433)	$283,247	$(27,664)	$(1,983)	$—	$252,173

Share-based compensation	148	—	—	—	2,455	—	—	—	2,455
Vesting of restricted stock units, including impact of shares withheld for taxes	74	—	—	—	(171)	—	—	—	(171)
Exercise of stock options and purchases from employee stock purchase plan	309	—	—	—	905	—	—	—	905
Excess income tax benefit from share-based compensation	—	—	—	—	(133)	—	—	—	(133)
Net loss	—	—	—	—	—	(8,177)	—	—	(8,177)
Other comprehensive income—net of tax	—	—	—	—	—	—	838	—	838
BALANCE—December 31, 2016	61,240	$6	(278)	$(1,433)	$286,303	$(35,841)	$(1,145)	$—	$247,890

See notes to consolidated financial statements.

Great Lakes Dredge & Dock Corporation and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2016, 2015 and 2014

(in thousands)

	2016	2015	2014
OPERATING ACTIVITIES:
Net income (loss)	$(8,177)	$(6,189)	$10,295
Loss from discontinued operations, net of income taxes	—	—	(10,423)
Income (loss) from continuing operations	(8,177)	(6,189)	20,718
Adjustments to reconcile net income (loss) to net cash flows used in operating activities:
Depreciation and amortization	63,023	64,585	50,129
Equity in (earnings) loss of joint ventures	(4,494)	771	(2,895)
Cash distributions from joint ventures	5,129	8,384	19,955
Deferred income taxes	(6,109)	(2,689)	(14,504)
(Gain) loss on dispositions of property and equipment	6,175	(855)	732
Impairment of goodwill	—	2,750	—
Gain on adjustment of contingent consideration	(8,940)	(8,444)	(1,086)
Amortization of deferred financing fees	2,922	2,766	1,453
Gain on bargain purchase acquisition	—	—	(2,197)
Unrealized foreign currency (gain) loss	477	(1,054)	593
Unrealized net (gain) loss from mark-to-market valuations of derivatives	(6,135)	1,359	3,029
Share-based compensation expense	2,455	4,040	2,694
Excess income tax benefit from share-based compensation	133	57	(206)
Changes in assets and liabilities:
Accounts receivable	41,274	(20,190)	11,012
Contract revenues in excess of billings	(13,554)	48	(5,677)
Inventories	(6,239)	(6,612)	120
Prepaid expenses and other current assets	(5,310)	(9,730)	1,780
Accounts payable and accrued expenses	(17,762)	306	(14,113)
Billings in excess of contract revenues	(2,002)	2,325	(2,624)
Other noncurrent assets and liabilities	(4,196)	(2,506)	(1,759)
Net cash flows provided by operating activities of continuing operations	38,670	29,122	67,154
Net cash flows used in operating activities of discontinued operations	—	—	(18,352)
Cash provided by operating activities	38,670	29,122	48,802

INVESTING ACTIVITIES:
Purchases of property and equipment	(83,798)	(74,455)	(91,910)
Proceeds from dispositions of property and equipment	18,257	1,322	68
Changes in restricted cash	(7,035)	—	—
Payments on vendor performance obligations (Note 13)	—	—	(3,100)
Payments for acquisitions of businesses, net of cash acquired	—	—	(27,048)
Net cash flows used in investing activities of continuing operations	(72,576)	(73,133)	(121,990)
Net cash flows provided by investing activities of discontinued operations	—	—	5,275
Cash used in investing activities	(72,576)	(73,133)	(116,715)

	2016	2015	2014
FINANCING ACTIVITIES:
Proceeds from term loan facility	—	2,640	47,360
Repayments of term loan facility	(44,582)	(5,000)	(417)
Proceeds from issuance of 7 3/8% senior notes	—	—	24,880
Deferred financing fees	(6,817)	(111)	(2,532)
Repayment of long term note payable	(1,079)	(443)	—
Taxes paid on settlement of vested share awards	(171)	(267)	(497)
Purchase of noncontrolling interest	—	—	(205)
Proceeds from equipment debt	—	410	—
Repayments of equipment debt	(1,424)	(1,201)	(235)
Exercise of stock options and purchases from employee stock plans	905	1,365	1,568
Excess income tax benefit from share-based compensation	(133)	(57)	206
Purchase of treasury stock	—	(1,433)	—
Borrowings under revolving loans	288,611	179,500	236,500
Repayments of revolving loans	(204,500)	(159,500)	(271,500)
Cash provided by financing activities	30,810	15,903	35,128
Effect of foreign currency exchange rates on cash and cash equivalents	79	(97)	(164)
Net decrease in cash and cash equivalents	(3,017)	(28,205)	(32,949)
Cash and cash equivalents at beginning of period	14,184	42,389	75,338
Cash and cash equivalents at end of period	$11,167	$14,184	$42,389

Supplemental Cash Flow Information
Cash paid for interest	$26,563	$25,391	$18,901
Cash paid (refunded) for income taxes	$200	$586	$(10,544)

Non-cash Investing and Financing Activities
Property and equipment purchased but not yet paid	$8,795	$7,380	$10,316
Property and equipment purchased on capital leases and equipment notes	$—	$2,190	$3,665
Property & equipment purchased on notes payable	$—	$15,569	$—
Purchase price of Magnus assets comprised of promissory notes and other liabilities	$—	$—	$16,210

See notes to consolidated financial statements.

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF December 31, 2016 AND 2015 AND FOR THE

YEARS ENDED December 31, 2016, 2015 AND 2014

(In thousands, except per share amounts or as otherwise noted)

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization—Great Lakes Dredge & Dock Corporation and its subsidiaries (the “Company” or “Great Lakes”) are in the business of marine construction, primarily dredging, and  soil, water and sediment environmental and remediation services. The Company’s primary dredging customers are domestic and foreign government agencies, as well as private entities, and its environmental and remediation customers are general contractors, corporations, environmental engineering and construction firms that commission projects and local government and municipal agencies.

Principles of Consolidation and Basis of Presentation—The consolidated financial statements include the accounts of Great Lakes Dredge & Dock Corporation and its majority-owned subsidiaries. All intercompany accounts and transactions are eliminated in consolidation. The equity method of accounting is used for investments in unconsolidated investees in which the Company has significant influence, but not control. Other investments, if any, are carried at cost.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue and Cost Recognition on Contracts—Substantially all of the Company’s contracts for dredging services are fixed-price contracts, which provide for remeasurement based on actual quantities dredged. The majority of the Company’s environmental & infrastructure contracts, previously referred to as environmental & remediation, are also fixed-price contracts, with others performed on a time-and-materials basis. Contract revenues are recognized under the percentage-of-completion method based on the Company’s engineering estimates of the physical percentage completed for dredging projects and based on costs incurred to date compared to total estimated costs for fixed-price environmental & infrastructure projects. For dredging projects, costs of contract revenues are adjusted to reflect the gross profit percentage expected to be achieved upon ultimate completion. For environmental & infrastructure contracts, contract revenues are adjusted to reflect the estimated gross profit percentage. Revisions in estimated gross profit percentages are recorded in the period during which the change in circumstances is experienced or becomes known. As the duration of most of the Company’s contracts is one year or less, the cumulative net impact of these revisions in estimates, individually and in the aggregate across our projects, does not significantly affect our results across annual reporting periods. Provisions for estimated losses on contracts in progress are made in the period in which such losses are determined. Change orders are not recognized in revenue until the recovery is probable and collectability is reasonably assured. Claims for additional compensation due to the Company are not recognized in contract revenues until such claims are settled. Billings on contracts are generally submitted after verification with the customers of physical progress and may not match the timing of revenue recognition. The difference between amounts billed and recognized as revenue is reflected in the balance sheet as either contract revenues in excess of billings or billings in excess of contract revenues. Modifications may be negotiated when a change from the original contract specification is encountered, and a change in project scope, performance methodology and/or material disposal is necessary. Thus, the resulting modification is considered a change in the scope of the original project to which it relates. Significant expenditures incurred incidental to major contracts are deferred and recognized as contract costs based on contract performance over the duration of the related project. These expenditures are reported as prepaid expenses.

The components of costs of contract revenues include labor, equipment (including depreciation, maintenance, insurance and long-term rentals), subcontracts, fuel, supplies, short-term rentals and project overhead. Project costs, excluding labor, have averaged approximately 21% of total costs of contract revenues over the prior three years. Hourly labor generally is hired on a project-by-project basis. Much of our domestic dredging hourly labor force is represented by labor unions with collective bargaining agreements that expire at various dates during 2018, which historically have been extended without disruption. The environmental & infrastructure segment’s hourly labor force is made up of union and non-union employees.

During the year, both dredging equipment utilization and the timing of fixed cost expenditures fluctuate significantly. Accordingly, the Company allocates these fixed equipment costs to interim periods in proportion to dredging revenues recognized over the year, to better match revenues and expenses. Specifically, at each interim reporting date the Company compares actual dredging revenues earned to date on the Company’s dredging contracts to expected annual revenues and recognizes dredging equipment costs on the same proportionate basis. In the fourth quarter, any over or under allocated equipment costs are recognized such that the expense for the year equals actual equipment costs incurred during the year. As a result of this methodology, the recorded expense in any interim period may be higher or lower than the actual equipment costs incurred in that interim period.

For some environmental & infrastructure contracts, the Company has entered into unincorporated construction joint ventures under which certain portions of a larger project are performed. These investments are accounted for under the proportionate consolidation method for income statement reporting and under the equity method for balance sheet reporting. The Company’s interests in any profits and assets and proportionate share in any losses and liabilities are recognized based on the Company’s stated percentage partnership interest in the project. For projects related to proportionately consolidated joint ventures, we include only the Company’s percentage ownership of each joint venture's backlog.

Classification of Current Assets and Liabilities—The Company includes in current assets and liabilities amounts realizable and payable in the normal course of contract completion, unless completion of such contracts extends significantly beyond one year.

Cash Equivalents—The Company considers all highly liquid investments with a maturity at purchase of three months or less to be cash equivalents.

Accounts Receivable—Accounts receivable represent amounts due or billable under the terms of contracts with customers, including amounts related to retainage. The Company anticipates collection of retainage generally within one year, and accordingly presents retainage as a current asset. The Company provides an allowance for estimated uncollectible accounts receivable when events or conditions indicate that amounts outstanding are not recoverable.

Inventories—Inventories consist of pipe and spare parts used in the Company’s dredging operations. Pipe and spare parts are purchased in large quantities; therefore, a certain amount of pipe and spare part inventories is not anticipated to be used within the current year and is classified as long-term. Spare part inventories are stated at weighted average historical cost, and are charged to expense when used in operations.  Pipe inventory is recorded at cost and amortized to expense over the period of its use.

Property and Equipment—Capital additions, improvements, and major renewals are classified as property and equipment and are carried at depreciated cost. Maintenance and repairs that do not significantly extend the useful lives of the assets or enhance the capabilities of such assets are charged to expenses as incurred. Depreciation is recorded over the estimated useful lives of property and equipment using the straight-line method and the mid-year depreciation convention. The estimated useful lives by class of assets are:

Class	Useful Life (years)
Buildings and improvements	10
Furniture and fixtures	5-10
Vehicles, dozers, and other light operating equipment and systems	3-5
Heavy operating equipment (dredges and barges)	10-30

Leasehold improvements are amortized over the shorter of their remaining useful lives or the remaining terms of the leases.

Goodwill and Other Intangible Assets—Goodwill represents the excess of acquisition cost over fair value of the net assets acquired. Other identifiable intangible assets mainly represent developed technology and databases, customer relationships, and customer contracts acquired in business combinations and are being amortized over a one to five-year period. Goodwill is tested annually for impairment in the third quarter of each year, or more frequently should circumstances dictate. GAAP requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

The Company assesses the fair values of its reporting units using both a market-based approach and an income-based approach. Under the income approach, the fair value of the reporting unit is based on the present value of estimated future cash flows. The income approach is dependent on a number of factors, including estimates of future market growth trends, forecasted revenues and expenses, appropriate discount rates and other variables. The estimates are based on assumptions that the Company believes to be reasonable, but such assumptions are subject to unpredictability and uncertainty. Changes in these estimates and assumptions could materially affect the determination of fair value, and may result in the impairment of goodwill in the event that actual results differ from those estimates.

The market approach measures the value of a reporting unit through comparison to comparable companies. Under the market approach, the Company uses the guideline public company method by applying estimated market-based enterprise value multiples to the reporting unit’s estimated revenue and Adjusted EBITDA. The Company analyzes companies that performed similar services or are considered peers. Due to the fact that there are no public companies that are direct competitors, the Company weighs the results of this approach less than the income approach.

The Company has two operating segments: dredging and environmental & infrastructure, which are also the Company’s two reportable segments. The historical demolition business has been retrospectively presented as discontinued operations and is no longer reflected in continuing operations. The Company has determined that dredging, Terra Contracting Services, LLC (“Terra”) and Great Lakes Environmental & Infrastructure, LLC (“GLEI”), previously referred to as Magnus Pacific, LLC, are the Company’s three reporting units.

Long-Lived Assets—Long-lived assets are comprised of property and equipment and intangible assets subject to amortization. Long-lived assets to be held and used are reviewed for possible impairment whenever events indicate that the carrying amount of such assets may not be recoverable by comparing the undiscounted cash flows associated with the assets to their carrying amounts. If such a review indicates an impairment, the carrying amount would be reduced to fair value. No triggering events were identified in 2016 or 2015. If long-lived assets are to be disposed, depreciation is discontinued, if applicable, and the assets are reclassified as held for sale at the lower of their carrying amounts or fair values less estimated costs to sell.

Self-insurance Reserves—The Company self-insures costs associated with its seagoing employees covered by the provisions of Jones Act, workers’ compensation claims, hull and equipment liability, and general business liabilities up to certain limits. Insurance reserves are established for estimates of the loss that the Company may ultimately incur on reported claims, as well as estimates of claims that have been incurred but not yet reported. In determining its estimates, the Company considers historical loss experience and judgments about the present and expected levels of cost per claim. Trends in actual experience are a significant factor in the determination of such reserves.

Income Taxes—The provision for income taxes includes federal, foreign, and state income taxes currently payable and those deferred because of temporary differences between the financial statement and tax basis of assets and liabilities. Recorded deferred income tax assets and liabilities are based on the estimated future tax effects of differences between the financial and tax basis of assets and liabilities, given the effect of currently enacted tax laws. The Company’s current policy is to repatriate all earnings from foreign subsidiaries’ operations as generated and at this time no amounts are considered to be permanently reinvested in those operations.

Hedging Instruments—At times, the Company designates certain derivative contracts as a cash flow hedge as defined by GAAP. Accordingly, the Company formally documents, at the inception of each hedge, all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy for undertaking hedge transactions. This process includes linking all derivatives to highly-probable forecasted transactions.

The Company formally assesses, at inception and on an ongoing basis, the effectiveness of hedges in offsetting changes in the cash flows of hedged items. Hedge accounting treatment may be discontinued when (1) it is determined that the derivative is no longer highly effective in offsetting changes in the cash flows of a hedged item (including hedged items for forecasted future transactions), (2) the derivative expires or is sold, terminated or exercised, (3) it is no longer probable that the forecasted transaction will occur or (4) management determines that designating the derivative as a hedging instrument is no longer appropriate. If management elects to stop hedge accounting, it would be on a prospective basis and any hedges in place would be recognized in accumulated other comprehensive income (loss) until all the related forecasted transactions are completed or are probable of not occurring.

Foreign Currency Translation—The financial statements of the Company’s foreign subsidiaries where the operations are primarily denominated in the foreign currency are translated into U.S. dollars for reporting. Balance sheet accounts are translated at the current foreign exchange rate at the end of each period and income statement accounts are translated at the average foreign exchange rate for each period. Gains and losses on foreign currency translations are reflected as a currency translation adjustment, net of tax, in accumulated other comprehensive income (loss). Foreign currency transaction gains and losses are included in other income (expense).

Noncontrolling Interest—On January 1, 2009 the Company acquired a 65% interest in Yankee Environmental Services, LLC (“Yankee”). On April 23, 2014, the Company entered into and completed the sale of NASDI, LLC and Yankee, its two former subsidiaries that comprised the historical demolition business. As a result of the sale, the Company purchased the noncontrolling interest related to the membership interest the Company did not own in Yankee.

Recent Accounting Pronouncements—In November 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update No. 2016-18 (“ASU 2016-18”), Statement of Cashflows (Topic 230): Restricted Cash. The amendments require that the statement of cash flows explain the changes during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents.  Therefore amounts generally described as restricted cash or restricted cash equivalents should be included with the cash and cash equivalents when reconciling the beginning-of-period and end-

of-period total amounts shown on the statement of cash flows.  The guidance is effective for fiscal years beginning after December 15, 2017.  The Company is currently evaluating the impact of ASU 2016-18 on its consolidated financial statements.

In August 2016, the FASB issued Accounting Standard Update No. 2016-15 (“ASU 2016-15”), Classification of Certain Cash Receipts and Cash Payments which amends FASB’s standards for reporting cash flows in general-purpose financial statements. The amendments address the diversity in practice related to the classification of certain cash receipts and payments.  The guidance is effective for fiscal years beginning after December 15, 2017.  The Company is currently evaluating the impact of ASU 2016-15 on its consolidated financial statements.

In March 2016, the FASB issued Accounting Standards Update No. 2016-09 (“ASU 2016-09”), Compensation – Stock Compensation (Topic 718). ASU 2016-09 identifies areas for simplification involving several aspects of accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, an option to recognize gross stock compensation expense with actual forfeitures recognized as they occur, as well as certain classifications on the statement of cash flows. The guidance is effective for fiscal years beginning after December 15, 2016, and interim periods within those annual periods. The Company has evaluated the impact of ASU 2016-09 and does not believe it will have a significant impact on its consolidated financial statements.

In February 2016, the FASB issued Accounting Standard Update No. 2016-02 (“ASU 2016-02”), Leases (Topic 842). The Board issued this update to increase the transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those annual periods. The Company is currently evaluating the impact of ASU 2016-02 on its consolidated financial statements.

In November 2015, the FASB issued Accounting Standard Update No. 2015-17 (“ASU 2015-17”), Income Taxes: Balance Sheet Classifications of Deferred Taxes (Topic 740) which simplifies the presentation of deferred income taxes by requiring that deferred tax liabilities and assets be classified as noncurrent in the balance sheet. The update is effective for public companies for fiscal years beginning after December 15, 2016, including interim periods within that reporting period. The guidance may be adopted prospectively or retrospectively and early adoption is permitted. As of December 31, 2015, the Company has elected to early adopt this ASU 2015-17 on a prospective basis and therefore, prior years were not retrospectively adjusted. See Note 10 for additional information.

In April 2015, the FASB issued Accounting Standard Update No. 2015-03 (“ASU 2015-03”), Interest - Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. This update is effective for fiscal years beginning after December 15, 2015, and is required to be applied retrospectively. The Company adopted this standard in the first quarter of 2016 on a retrospective basis. As a result, the Company presented $3,502 of unamortized debt issuance costs that had been included in other assets in the consolidated balance sheet as of December 31, 2015 as direct deductions from the carrying amounts of the related debt liabilities.

In May 2014, the FASB issued Accounting Standard Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), and subsequently issued other Accounting Standard Updates related to Accounting Standards Codification Topic 606 (collectively, “ASC 606”) which supersedes the existing revenue recognition requirements. ASC 606 is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASC 606 has been deferred to be effective for fiscal years beginning after December 15, 2017, including interim periods within that reporting period, which will be our first quarter of fiscal 2018. Early adoption is permitted in fiscal 2017. The Company currently expects to adopt ASC 606 as of January 1, 2018, under the modified retrospective method where the cumulative effect is recognized at the date of initial application. The Company’s evaluation of ASC 606 is ongoing and not complete. The Company is currently evaluating the overall impacts that ASC 606 will have on the methods currently used to measure progress toward completion which affect the timing of recognition of revenue, the changes necessitated on our financial systems, existing internal controls and processes to comply with the guidance. The FASB has issued and may issue in the future, interpretative guidance, which may cause the Company’s evaluation to change in future periods prior to adoption. In addition, the ongoing assessment may be impacted by implementation guidance specific to the construction industry. Accordingly, the Company is still evaluating the effect of the adoption of ASC 606 on its consolidated financial statements.

2. EARNINGS PER SHARE

Basic earnings per share is computed by dividing net income attributable to common stockholders by the weighted-average number of common shares outstanding during the reporting period. Diluted earnings per share is computed similar to basic earnings per share except that it reflects the potential dilution that could occur if dilutive securities or other obligations to issue common stock were exercised or converted into common stock. For the years ended December 31, 2016 and 2015, the dilutive effect of 623 and 431 stock options (“NQSO”) and restricted stock units (“RSU”), respectively, were excluded from the diluted weighted-average common shares outstanding as the Company incurred a loss during these periods. For the years ended December 31, 2016, 2015 and 2014 1,594, 1,179 and 540 NQSOs and RSUs, respectively, were excluded from the calculation of diluted earnings per share based on the application of the treasury stock method, as such NQSOs and RSUs were determined to be anti-dilutive.

The computations for basic and diluted earnings per share for the years ended December 31, 2016, 2015 and 2014 are as follows:

(shares in thousands)
	2016	2015	2014
Income (loss) from continuing operations	$(8,177)	$(6,189)	$20,718
Loss on discontinued operations, net of income taxes, attributable to Great Lakes Dredge & Dock Corporation	—	—	(10,423)
Net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation	$(8,177)	$(6,189)	$10,295

Weighted-average common shares outstanding — basic	60,744	60,410	59,938
Effect of stock options and restricted stock units	—	—	584

Weighted-average common shares outstanding — diluted	60,744	60,410	60,522

Earnings (loss) per share from continuing operations — basic	$(0.13)	$(0.10)	$0.35
Earnings (loss) per share from continuing operations — diluted	$(0.13)	$(0.10)	$0.34

3. RESTRICTED AND ESCROWED CASH

At December 31, 2016, the Company had restricted cash of $10,777, of which $8,535 was included in other noncurrent assets and $2,242 was included in other current assets. Restricted cash included in other noncurrent assets relates to $7,035 of cash collateral issued for two letters of credit in connection with the termination of the Company’s former revolving credit agreement and $1,500 relates to cash held in escrow as security for the Company’s lease rental obligation under a long-term equipment operating lease. Restricted cash included in other current assets relates to cash held in escrow related to an outstanding lawsuit at our historical demolition business.

At December 31, 2015, the Company had restricted cash of $3,742 of which $1,500 was included in other noncurrent assets and $2,242 was included in other current assets. Restricted cash included in other noncurrent assets relates to cash held in escrow as security for the Company’s lease rental obligation under a long-term equipment operating lease. Restricted cash included in other current assets relates to cash held in escrow related to an outstanding lawsuit at our historical demolition business.

4. ACCOUNTS RECEIVABLE AND CONTRACTS IN PROGRESS

Accounts receivable at December 31, 2016 and 2015 are as follows:

	2016	2015
Completed contracts	$18,727	$37,111
Contracts in progress	53,137	70,787
Retainage	21,399	27,203
	93,263	135,101
Allowance for doubtful accounts	(747)	(754)

Total accounts receivable—net	$92,516	$134,347

Current portion of accounts receivable—net	$88,091	$130,777
Long-term accounts receivable and retainage	4,425	3,570
Total accounts receivable—net	$92,516	$134,347

The components of contracts in progress at December 31, 2016 and 2015 are as follows:

	2016	2015
Costs and earnings in excess of billings:
Costs and earnings for contracts in progress	$587,371	$230,159
Amounts billed	(511,548)	(176,283)
Costs and earnings in excess of billings for contracts in progress	75,823	53,876

Costs and earnings in excess of billings for completed contracts	19,189	27,319

Total contract revenues in excess of billings	$95,012	$81,195

Billings in excess of costs and earnings:
Amounts billed	$(268,754)	$(207,550)
Costs and earnings for contracts in progress	263,613	200,489

Total billings in excess of contract revenues	$(5,141)	$(7,061)

The Company has $17,910 included in costs in excess of billings that are dependent upon the sale of environmental credits earned for a wetland mitigation project. The sale of these credits is subject to market factors that could cause the amount of expected revenue to be higher or lower than currently estimated. If the amount of proceeds received from the sale of the environmental credits is lower than our expectations, we could sustain a loss of part or all of costs incurred related to this project. Additionally, the timing of realization may be impacted by the timing of a delay in the sale of these environmental credits, requiring a longer period required to recover our investment.

5. PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2016 and 2015 are as follows:

	2016	2015
Land	$9,992	$9,864
Buildings and improvements	5,133	5,896
Furniture and fixtures	11,998	10,587
Operating equipment	788,989	783,732

Total property and equipment	816,112	810,079

Accumulated depreciation	(403,104)	(379,869)

Property and equipment — net	$413,008	$430,210

Operating equipment of $9,299 was classified as held for sale, excluded from property and equipment, as of December 31, 2016. A $2,744 loss was recorded to (gain) loss on sale of assets—net for held for sale assets reclassified from property and equipment representing the fair value less cost to sell.

Depreciation expense was $61,694, $58,050 and $48,569, for the years ended December 31, 2016, 2015 and 2014, respectively.

6. GOODWILL AND OTHER INTANGIBLE ASSETS

The Company’s annual goodwill impairment test is conducted in the third quarter of each year and interim evaluations are performed when the Company determines that a triggering event has occurred that would more likely than not reduce the fair value of goodwill below its carrying value. The Company performed its annual goodwill impairment test as of July 1, 2016 with no indication of impairment.  As of the test date, the fair value of the remaining reporting units was in excess of their carrying values.  The Company will perform its next scheduled annual test of goodwill in the third quarter of 2017 should no triggering events occur which would require a test prior to the next annual test.

During 2015, due to a decline in the overall financial performance and declining cash flows in the Terra reporting unit, the Company concluded there was a triggering event that required an interim goodwill impairment test for the reporting unit.  The Company performed step one of the goodwill impairment test as of June 30, 2015, which compared the fair value of the Terra reporting unit against its carrying amount, including goodwill. In deriving the fair value of the Terra reporting unit, the Company used both a market-based approach and an income-based approach. Under the income approach, the fair value of the reporting unit is based on the present value of estimated future cash flows. Under the market approach, the Company uses the guideline public company method by applying estimated market-based enterprise value multiples to the reporting unit’s estimated revenue and Adjusted EBITDA from continuing operations. Based on the first step analysis, management concluded that the fair value of the Terra reporting unit was less than its carrying value; therefore, the Company performed step two of the goodwill impairment analysis.

Step two of the goodwill impairment analysis measures the impairment charge by allocating the reporting unit’s fair value to all of the assets and liabilities of the reporting unit in a hypothetical analysis that calculates implied fair value of goodwill in the same manner as if the reporting unit was being acquired in a business combination. Any excess of the carrying value of the reporting unit’s goodwill over the implied fair value of the reporting unit’s goodwill is recorded as a loss on impairment of goodwill.

Management determined that the Terra reporting unit’s implied fair value of goodwill was below the carrying value as of June 30, 2015. As a result, the Company recorded an impairment charge of $2,750 in the second quarter of 2015.

The change in the carrying amount of goodwill during the years ended December 31, 2016 and 2015 is as follows:

	Dredging Segment	Environmental & Infrastructure Segment	Total
Balance - January 1, 2015	$76,576	$9,750	$86,326
Impairment of goodwill	—	(2,750)	(2,750)
Balance - December 31, 2015	76,576	7,000	83,576
Balance - December 31, 2016	$76,576	$7,000	$83,576

At December 31, 2016 and 2015, the net book value of identifiable intangible assets was as follows:

As of December 31, 2016	Cost	Accumulated Amortization	Net
Non-compete agreements	$2,377	$1,317	$1,060
Other	781	342	439
	$3,158	$1,659	$1,499

As of December 31, 2015
Non-compete agreements	$3,085	$1,625	$1,460
Trade names	1,037	873	164
Other	1,306	502	804
	$5,428	$3,000	$2,428

Amortization expense was $1,329, $6,535 and $1,560, for the years ended December 31, 2016, 2015 and 2014, respectively, and is included as a component of general and administrative expenses. Amortization expense related to intangible assets is estimated to be $591 in 2017, $534 in 2018, $214 in 2019 and $80 in 2020.

7. ACCRUED EXPENSES

Accrued expenses at December 31, 2016 and 2015 are as follows:

	2016	2015
Insurance	$18,114	$16,291
Accumulated deficit in joint venture	17,016	15,408
Payroll and employee benefits	10,028	13,317
Interest	8,660	8,743
Percentage of completion adjustment	3,322	2,837
Income and other taxes	3,208	3,726
Fuel hedge contracts	—	4,388
Other	8,695	7,567
Total accrued expenses	$69,043	$72,277

8. LONG-TERM DEBT

Long-term debt at December 31, 2016 and 2015 is as follows:

	2016	2015
Revolving credit facility	$104,111	$20,000
Equipment notes payable	2,680	3,972
Notes payable	14,438	60,005
7.375% senior notes	272,998	271,998
Subtotal	394,227	355,975

Current portion of equipment note payable	(1,320)	(1,293)
Current portion of note payable	(1,145)	(6,213)
Capital leases (included in other long term liabilities)	(1,360)	(2,679)
Total	$390,402	$345,790

Credit agreement

On December 30, 2016, the Company, Great Lakes Dredge & Dock Company, LLC, NASDI Holdings, LLC, Great Lakes Dredge & Dock Environmental, Inc., Great Lakes Environmental & Infrastructure Solutions, LLC and Great Lakes Environmental & Infrastructure, LLC (collectively, the “Credit Parties”) entered into a revolving credit and security agreement, as subsequently amended, (the “Credit Agreement”) with certain financial institutions from time to time party thereto as lenders, PNC Bank, National Association, as Agent, PNC Capital Markets, The PrivateBank and Trust Company, Suntrust Robinson Humphrey, Inc., Capital One, National Association and Bank of America, N.A., as Joint Lead Arrangers and Joint Bookrunners, Texas Capital Bank, National Association, as Syndication Agent and Woodforest National Bank, as Documentation Agent. The Credit Agreement, which replaced the Company’s former revolving credit agreement, provides for a senior secured revolving credit facility in an aggregate principal amount of up to $250,000, subfacilities for the issuance of standby letters of credit up to a $250,000 sublimit and swingline loans up to a $25,000 sublimit. The maximum borrowing capacity under the Credit Agreement is determined by a formula and may fluctuate depending on the value of the collateral included in such formula at the time of determination.   The Credit Agreement also includes an increase option that will allow the Company to increase the senior secured revolving credit facility by an aggregate principal amount of up to $100,000. This increase is subject to lenders providing incremental commitments for such increase, the Credit Parties having adequate borrowing capacity and provided that no default or event of default exists both before and after giving effect to such incremental commitment increase.

The Credit Agreement contains customary representations and affirmative and negative covenants, including a springing financial covenant that requires the Credit Parties to maintain a fixed charge coverage ratio (ratio of earnings before income taxes, depreciation and amortization, net interest expenses, non-cash charges and losses and certain other non-recurring charges, minus capital expenditures, income and franchise taxes, to net cash interest expense plus scheduled cash principal payments with respect to debt plus restricted payments paid in cash) of not more than 1.10 to 1.00.  The Credit Parties are also restricted in the amount of capital expenditures they may make in each of the next three fiscal years.  The Credit Agreement also contains customary events of default (including non-payment of principal or interest on any material debt and breaches of covenants) as well as events of default relating to certain actions by the Company’s surety bonding providers. The obligations of the Credit Parties under the Credit Agreement will be unconditionally guaranteed, on a joint and several basis, by each existing and subsequently acquired or formed material direct and indirect domestic subsidiary of the Company. Borrowings under the Credit Agreement will be used to refinance existing indebtedness under the Company’s former revolving credit agreement, refinance existing indebtedness under the Company’s former term loan agreement, pay fees and expenses related to the Credit Agreement, finance acquisitions permitted under the Credit Agreement, finance ongoing working capital and for other general corporate purposes. The Credit Agreement matures on December 30, 2019; provided that the maturity date shall be accelerated to November 3, 2018 if the Company fails to refinance its unsecured senior notes that mature February 1, 2019.  The refinanced notes must have a maturity on or after March 31, 2020.

The obligations under the Credit Agreement are secured by substantially all of the assets of the Credit Parties. The outstanding obligations thereunder shall be secured by a valid first priority perfected lien on substantially all of the vessels of the Credit Parties and a valid perfected lien on all domestic accounts receivable and substantially all other assets of the Credit Parties, subject to the permitted liens and interests of other parties (including the Company’s surety bonding provider).

Interest on the senior secured revolving credit facility of the Credit Agreement is equal to either a Base Rate option or LIBOR option, at the Company’s election. The Base Rate option is (1) the base commercial lending rate of PNC Bank, National Association, as publically announced plus (2)(a) an interest margin of 2.0%  or (b) after the date on which a borrowing base certificate is required to be delivered under Section 9.2 of the Credit Agreement (commencing with the fiscal quarter ending December 31, 2017, the “Adjustment Date”), an interest margin ranging between 1.5% and 2.0% depending on the quarterly average undrawn availability on the senior secured revolving credit facility.  The LIBOR option is the sum of (1) LIBOR and (2) (a) an interest margin of 3.0% or (b) after the Adjustment Date, an interest rate margin ranging between 2.5% to 3.0% per annum depending on the quarterly average undrawn availability on the senior secured revolving credit facility. The Credit Agreement is subject to an unused fee ranging from 0.25% to 0.375% per annum depending on the amount of average daily outstandings under the senior secured revolving credit facility.

As of December 31, 2016, the Company had $104,111 of borrowings on the revolver and $63,339 of letters of credit outstanding, resulting in $47,522 of availability under the Credit Agreement.

Prior revolving credit agreement and term loan facility

In conjunction with the Credit Agreement entered into on December 30, 2016, the senior revolving credit agreement with an aggregate principal amount of up to $199,000 and the senior secured term loan facility consisting of a term loan in an aggregate principal amount of $50,000 was paid in full. Depending on the Company’s consolidated leverage ratio, previous borrowings under the revolving credit facility beared interest at the option of the Company at either a LIBOR rate plus a margin of between 1.50% to 2.50% per annum or a base rate plus a margin of between 0.50% to 1.50% per annum. The previous borrowings under the Term Loan Facility beared interest at a fixed rate of 4.655% per annum.

Senior notes

The Company has outstanding $275,000 of 7.375% senior notes due March 2020. In January 2011, the Company issued $250,000 of senior notes and in November 2014 added $25,000 of senior notes. The balance sheet reflects senior notes, at December 31, 2016 of $272,998, which includes the balance outstanding, unamortized deferred financing fees and the debt discount on the November 2014 notes. As of February 1, 2015, there is an optional redemption on all notes. The redemption prices are 103.7% in 2015, 101.8% in 2016 and 100% in any year following, until the notes mature in 2019.  Interest is paid semi-annually and principal is due at maturity.

Other

The Company enters into note arrangements to finance certain vessels and ancillary equipment. During the first quarter of 2015, the Company financed the $15,569 acquisition of a vessel previously under an operating lease with a note bearing interest at 5.75% to maturity in 2023.

The scheduled principal payments through the maturity date of the Company’s long-term debt, excluding equipment notes and capital leases, at December 31, 2016, are as follows:

Years Ending December 31
2017	$41,145
2018	1,212
2019	340,613
2020	1,815
2021	1,922
Thereafter	6,878
Total	$393,585

The Company incurred amortization of deferred financing fees for its long term debt of $2,438, $1,729 and $1,453 for each of the years ended December 31, 2016, 2015 and 2014. Such amortization is recorded as a component of interest expense.

9. FAIR VALUE MEASUREMENTS

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A fair value hierarchy has been established by GAAP that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The accounting guidance describes three levels of inputs that may be used to measure fair value:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company utilizes the market approach to measure fair value for its financial assets and liabilities. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. At times, the Company holds certain derivative contracts that it uses to manage foreign currency risk or commodity price risk. The Company does not hold or issue derivatives for speculative or trading purposes. The fair values of these financial instruments are summarized as follows:

		Fair Value Measurements at Reporting Date Using
Description	At December 31, 2016	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Fuel hedge contracts	$2,293	$—	$2,293	$—

		Fair Value Measurements at Reporting Date Using
Description	At December 31, 2015	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Fuel hedge contracts	$4,388	$—	$4,388	$—

Foreign exchange contracts

The Company has various exposures to foreign currencies that fluctuate in relation to the U.S. dollar. The Company periodically enters into foreign exchange forward contracts to hedge this risk. At December 31, 2016 and 2015 there were no outstanding contracts.

Fuel hedge contracts

The Company is exposed to certain market risks, primarily commodity price risk as it relates to the diesel fuel purchase requirements, which occur in the normal course of business. The Company enters into heating oil commodity swap contracts to hedge the risk that fluctuations in diesel fuel prices will have an adverse impact on cash flows associated with its domestic dredging contracts. The Company’s goal is to hedge approximately 80% of the eligible fuel requirements for work in domestic backlog.

As of December 31, 2016, the Company was party to various swap arrangements to hedge the price of a portion of its diesel fuel purchase requirements for work in its backlog to be performed through December 2017. As of December 31, 2016, there were 7.6 million gallons remaining on these contracts which represent approximately 80% of the Company’s forecasted domestic fuel purchases through December 2017. Under these swap agreements, the Company will pay fixed prices ranging from $1.25 to $1.69 per gallon.

At December 31, 2016, the fair value asset of the fuel hedge contracts was estimated to be $2,293, and is recorded in other current assets. At December 31 2015, the fair value liability of the fuel hedge contracts was estimated to be $4,388, and is recorded in accrued expenses. For fuel hedge contracts considered to be highly effective, the gains reclassified to earnings from changes in fair value of derivatives, net of cash settlements and taxes, for the year ended December 31, 2016 were $30.  The remaining gains and losses included in the accumulated other comprehensive loss at December 31, 2016 will be reclassified into earnings over the next twelve months, corresponding to the period during which the hedged fuel is expected to be utilized. Changes in the fair value of fuel hedge contracts not considered highly effective are recorded as cost of contract revenues in the Statement of Operations.  The fair value of fuel hedges are corroborated using inputs that are readily observable in public markets; therefore, the Company determines fair values of these fuel hedges using Level 2 inputs.

The Company is exposed to counterparty credit risk associated with non-performance of its various derivative instruments. The Company’s risk would be limited to any unrealized gains on current positions. To help mitigate this risk, the Company transacts only with counterparties that are rated as investment grade or higher. In addition, all counterparties are monitored on a continuous basis.

The fair value of the fuel hedge contracts outstanding as of December 31, 2016 and 2015 is as follows:

	Balance Sheet Location	Fair Value at December 31,
		2016	2015
Asset derivatives:
Derivatives designated as hedging instruments
Fuel hedge contracts	Other current assets	546	—
Derivatives not designated as hedging instruments
Fuel hedge contracts	Other current assets	1,747	—
Total asset derivatives		$2,293	$—

Liability derivatives:
Derivatives not designated as hedging instruments
Fuel hedge contracts	Accrued expenses	$—	$4,388

Assets and liabilities measured at fair value on a nonrecurring basis

All other nonfinancial assets and liabilities measured at fair value in the financial statements on a nonrecurring basis are subject to fair value measurements and disclosures. Nonfinancial assets and liabilities included in our consolidated balance sheets and measured on a nonrecurring basis consist of goodwill and long-lived assets, including other acquired intangibles. Goodwill and long-lived assets are measured at fair value to test for and measure impairment, if any, at least annually for goodwill or when necessary for both goodwill and long-lived assets.

In the prior year, the Company estimated the fair value of our Terra reporting unit for our goodwill impairment test by using both a market-based approach and an income-based approach. The income approach is dependent on a number of factors, including estimates of future market growth trends, forecasted revenues and expenses based upon historical operating data, appropriate discount rates and other variables. The market approach measures the value of a reporting unit through comparison to comparable companies. Under the market approach, the Company uses the guideline public company method by applying estimated market-based enterprise value multiples to the reporting unit’s estimated revenue and Adjusted EBITDA from continuing operations. The Company analyzed companies that performed similar services or are considered peers.

An impairment of goodwill was recorded in the amount of $2,750 in the second quarter of 2015. The fair value of goodwill was determined using quantitative models that contained significant unobservable inputs and accordingly is a Level 3 fair value measurement. See Note 6.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Goodwill
Balance at January 1,	$86,326
Impairment of goodwill	(2,750)
Balance at December 31, 2015	$83,576

Accumulated other comprehensive income (loss)

Changes in the components of the accumulated balances of other comprehensive income (loss) are as follows:

	2016	2015	2014
Cumulative translation adjustments—net of tax	$508	$(1,249)	$(62)
Derivatives:
Reclassification of derivative losses (gains) to earnings—net of tax	30	—	(332)
Change in fair value of derivatives—net of tax	300	—	133
Net unrealized (gain) loss on derivatives—net of tax	330	—	(199)
Total other comprehensive income (loss)	$838	$(1,249)	$(261)

Adjustments reclassified from accumulated balances of other comprehensive income (loss) to earnings are as follows:

	Statement of Operations Location	2016	2015	2014
Derivatives:
Fuel hedge contracts	Costs of contract revenues	$50	$—	$(286)
	Income tax (provision) benefit	20	—	(46)
		$30	$—	$(332)

Other financial instruments

The carrying value of financial instruments included in current assets and current liabilities approximates fair value due to the short-term maturities of these instruments. Based on timing of the cash flows and comparison to current market interest rates, the carrying value of our senior revolving credit agreement approximates fair value. In January 2011 and again in November 2014, the Company issued a total of $275,000 of 7.375% senior notes due February 1, 2019, which were outstanding at December 31, 2016 (See Note 8). The senior notes are senior unsecured obligations of the Company and its subsidiaries that guarantee the senior notes. The fair value of the senior notes was $272,250 at December 31, 2016, which is a Level 1 fair value measurement as the senior notes value was obtained using quoted prices in active markets. It is impracticable to determine the fair value of outstanding letters of credit or performance, bid and payment bonds due to uncertainties as to the amount and timing of future obligations, if any.

10. INCOME TAXES

The Company’s income tax benefit from continuing and discontinued operations for the years ended December 31, 2016, 2015 and 2014 is as follows:

	2016	2015	2014
Income tax benefit from continuing operations	$5,792	$2,497	$11,530
Income tax benefit from discontinued operations	—	—	8,744
Income tax benefit	$5,792	$2,497	$20,274

The Company’s income (loss) from continuing operations before income tax from domestic and foreign continuing operations for the years ended December 31, 2016, 2015 and 2014 is as follows:

	2016	2015	2014
Domestic operations	$(2,295)	$(35,996)	$(20,823)
Foreign operations	(11,674)	27,310	30,011
Total income (loss) from continuing operations before income tax	$(13,969)	$(8,686)	$9,188

The benefit for income taxes from continuing operations as of December 31, 2016, 2015 and 2014 is as follows:

	2016	2015	2014
Federal:
Current	$260	$—	$(174)
Deferred	(5,098)	(2,355)	(9,531)
State:
Current	54	115	277
Deferred	(1,153)	(673)	(3,577)
Foreign:
Current	146	416	1,475
Deferred	—	—	—
Total	$(5,791)	$(2,497)	$(11,530)

The Company’s income tax benefit from continuing operations reconciles to the provision at the statutory U.S. federal income tax rate of 35% for the years ended December 31, 2016, 2015 and 2014 as follows:

	2016	2015	2014
Tax provision at statutory U.S. federal income tax rate	$(4,889)	$(3,040)	$3,214
State income tax — net of federal income tax benefit	(1,118)	(676)	(2,726)
Worthless stock deduction	—	—	(9,631)
Charitable contributions	—	(469)	(1,764)
Adjustment to deferred tax depreciation	—	1,135	(1,670)
Change in deferred state tax rate	(1,082)	—	(811)
Research and development tax credits	(253)	(286)	(691)
Purchase price adjustment	—	393	(393)
Changes in unrecognized tax benefits	10	(186)	127
Changes in valuation allowance	1,031	270	2,246
Other	510	362	569
Income tax benefit	$(5,791)	$(2,497)	$(11,530)

During the fourth quarter of 2014, the Company liquidated one of its domestic subsidiaries which allowed it to claim a worthless stock deduction on its federal income tax return. The Company recorded an income tax benefit of $9,631 related to the worthless stock deduction. The Company utilized part of the benefit to offset income in the year and carried forward the remainder as a net operating loss to potentially offset future income. Accordingly, this benefit is characterized as a component of our continuing operations.

In 2014, an entity 50% owned by the Company sold property to a third party and as part of the transaction donated adjacent property to a municipality. The fair market value of the donated property in excess of cost resulted in a benefit of $1,764 to the Company in 2014. In 2015, additional property was donated to the same municipality and the fair market value of the donated property in excess of the cost resulted in a benefit of $469 to the Company.

At December 31, 2016 and 2015, the Company had loss carryforwards for federal income tax purposes of $51,158 and $70,534 respectively, which expire between 2034 and 2036.

At December 31, 2016 and 2015, the Company had gross net operating loss carryforwards for state income tax purposes totaling $128,066 and $128,460, respectively, which expire between 2023 and 2035. Due to changes in state tax law enacted during the year in a certain state, a valuation allowance in the amount of $767 was established in 2016 for state net operating loss carryforwards.

The Company also has foreign gross net operating loss carryforwards of approximately $12,165 and $11,507 as of December 31, 2016 and 2015, which expire between 2017 and 2036. At December 31, 2016 and 2015, a full valuation allowance has been established for the deferred tax asset of $3,795 and $3,586 related to foreign net operating loss carryforwards, respectively, as the Company believes it is more likely than not that the net operating loss carryforwards will not be realized.

As of December 31, 2016 and 2015, the Company had $157 in unrecognized tax benefits, the recognition of which would have an impact of $102 on the effective tax rate.

The Company does not expect that total unrecognized tax benefits will significantly increase or decrease within the next 12 months. Below is a tabular reconciliation of the total amounts of unrecognized tax benefits at the beginning and end of each period.

	2016	2015	2014
Unrecognized tax benefits — January 1	$157	$442	$253
Gross increases — tax positions in prior period	—	—	—
Gross increases — current period tax positions	—	—	270
Gross decreases — expirations	—	—	(65)
Gross decreases — tax positions in prior period	—	(285)	(16)
Unrecognized tax benefits — December 31,	$157	$157	$442

The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense. As of December 31, 2016 and 2015, the Company had approximately $37 and $23, respectively, of interest and penalties recorded.

The Company files income tax returns at the U.S. federal level and in various state and foreign jurisdictions. U.S. federal income tax years prior to 2013 are closed and no longer subject to examination. In 2016, the Internal Revenue Service completed an examination of the Company’s 2011 and 2012 U.S. federal income tax returns. The examinations did not result in any material adjustments. With few exceptions, the statute of limitations in state taxing jurisdictions in which the Company operates has expired for all years prior to 2012. In foreign jurisdictions in which the Company operates, years prior to 2011 are closed and are no longer subject to examination.

The Company’s deferred tax assets (liabilities) at December 31, 2016 and 2015 are as follows:

	2016	2015
Deferred tax assets:
Accrued liabilities	$16,194	$17,841
Federal NOLs	17,905	24,687
Foreign NOLs	3,795	3,586
State NOLs	5,989	6,008
Tax credit carryforwards	5,970	5,374
Charitable contribution	1,883	2,233
Valuation allowance	(7,133)	(6,102)
Total deferred tax assets	44,603	53,627

Deferred tax liabilities:
Depreciation and amortization	(111,793)	(126,174)
Other liabilities	(1,259)	(1,459)
Total deferred tax liabilities	(113,052)	(127,633)
Net noncurrent deferred tax liabilities	$(68,449)	$(74,006)

Deferred tax assets relate primarily to reserves and other liabilities for costs and expenses not currently deductible for tax purposes as well as net operating loss and other carryforwards. Deferred tax liabilities relate primarily to the cumulative difference between book depreciation and amounts deducted for tax purposes. The Company believes that it is more likely than not that the deferred income tax assets will ultimately be realized. However, valuation allowances have been recorded for foreign net operating loss carryforwards, foreign tax credits and certain state net operating loss carryforwards to reduce the balance of these deferred tax assets at December 31, 2016, or December 31, 2015.

As discussed in Note 1, in 2015, the Company elected to early adopt guidance which requires that deferred tax liabilities and assets be classified as noncurrent in the balance sheet on a prospective basis.

11. SHARE-BASED COMPENSATION

The Company’s 2007 Long-Term Incentive Plan (“Incentive Plan”) permits the granting of stock options, stock appreciation rights, restricted stock and restricted stock units to its employees and directors for up to 5,800 shares of common stock. The Company also issues share-based compensation as inducement awards to new employees upon approval of the Board of Directors.

Compensation cost charged to expense related to share-based compensation arrangements was $2,455, $4,040 and $2,694, for the years ended December 31, 2016, 2015 and 2014, respectively.

Non-qualified stock options

The NQSO awards were granted with an exercise price equal to the market price of the Company’s common stock at the date of grant. The option awards generally vest in three equal annual installments commencing on the first anniversary of the grant date, and have ten year exercise periods.

The fair value of the NQSOs was determined at the grant date using a Black-Scholes option pricing model, which requires the Company to make several assumptions. The risk-free interest rate is based on the U.S. Treasury yield curve in effect for the expected term of the option at the time of grant. The annual dividend yield on the Company’s common stock is based on estimates of future dividends during the expected term of the NQSOs. The expected life of the NQSOs was determined from historical exercise data providing a reasonable basis upon which to estimate the expected life. For grants issued in 2014, the volatility assumptions were based on historical volatility of Great Lakes. There is not an active market for options on the Company’s common stock and, as such, implied volatility for the Company’s stock was not considered. Additionally, the Company’s general policy is to issue new shares of registered common stock to satisfy stock option exercises or grants of restricted stock. No NQSO awards were granted in 2016 and 2015.

The weighted-average grant-date fair value of options granted during the year ended December 31, 2014 was $4.23. The fair value of each option was estimated using the following assumptions:

2014
Expected volatility	53.9%
Expected dividends	0.0%
Expected term (in years)	7.0
Risk free rate	1.9%

A summary of stock option activity under the Incentive Plan as of December 31, 2016, and changes during the year ended December 31, 2016, is presented below:

Options	Shares	Weighted Average Exercise Price	Weighted-Average Remaining Contract Term (yrs)	Aggregate Intrinsic Value ($000's)
Outstanding as of January 1, 2016	1,726	$6.32
Granted	—	—
Exercised	—	—
Forfeited or Expired	(27)	6.43
Outstanding as of December 31, 2016	1,699	$6.32	3.7	$45

Vested at December 31, 2016	1,610	$6.24	3.6	$45
Vested or expected to vest at December 31, 2016	1,698	$6.32	3.7	$45

Restricted stock units

RSUs can either vest in equal portions over the three year vesting period or vest in one installment on the third anniversary of the grant date. The fair value of RSUs was based upon the Company’s stock price on the date of grant. A summary of the status of the Company’s non-vested RSUs as of December 31, 2016, and changes during the year ended December 31, 2016, is presented below:

Nonvested Restricted Stock Units	Shares	Weighted-Average Grant-Date Fair Value
Outstanding as of January 1, 2016	2,196	$6.57
Granted	716	3.58
Vested	(112)	7.52
Forfeited	(268)	6.69
Outstanding as of December 31, 2016	2,532	$5.23

Expected to vest at December 31, 2016	1,191	$4.53

As of December 31, 2016, there was $2,102 of total unrecognized compensation cost related to non-vested NQSOs and RSUs granted under the Plan. That cost for non-vested NQSOs and RSUs is expected to be recognized over a weighted-average period of 0.4 years and 1.9 years, respectively.

The Incentive Plan permits the employee to use vested shares from RSUs to satisfy the grantee’s U.S. federal income tax liability resulting from the issuance of the shares through the Company’s retention of that number of common shares having a market value as of the vesting date equal to such tax obligation up to the minimum statutory withholding requirements. The amount related to shares used for such tax withholding obligations was approximately $171 and $267 for the years ended December 31, 2016 and 2015, respectively.

Director compensation

The Company uses a combination of cash and share-based compensation to attract and retain qualified candidates to serve on our Board of Directors. Compensation is paid to non-employee directors. Directors who are employees receive no additional compensation for services as members of the Board or any of its committees. Share-based compensation is paid pursuant to the Incentive Plan. Each non-employee director of the Company receives an annual retainer of $155, payable quarterly in arrears, and is paid 50% in cash and 50% in common stock of the Company. In 2016, the Chairman of the Board received an additional $100 of annual compensation, paid 50% in cash and 50% in common stock.

In the years ended December 31, 2016, 2015 and 2014, 86 thousand, 112 thousand and 99 thousand shares, respectively, of the Company’s common stock were issued to non-employee directors under the Incentive Plan.

12. RETIREMENT PLANS

The Company sponsors four 401(k) savings plans, one covering substantially all non-union salaried employees (“Salaried Plan”), a second covering its hourly employees (“Hourly Plan”), a third plan specifically for its employees that are members of a tugboat union and a fourth for the salary and non-union employees of certain subsidiaries (“Affiliated Plan”). Under the Salaried Plan, the Hourly Plan and the Affiliated Plan, individual employees may contribute a percentage of compensation and the Company will match a portion of the employees’ contributions. The Salaried Plan and Affiliated Plan also include a discretionary profit-sharing component, permitting the Company to make discretionary employer contributions to all eligible employees of these plans. Additionally, the Company sponsors a Supplemental Savings Plan in which the Company makes contributions for certain key executives. The Company’s expense for matching, discretionary and Supplemental Savings Plan contributions for 2016, 2015 and 2014, was $3,705, $6,772 and $5,256, respectively.

The Company also contributes to various multiemployer pension plans pursuant to collective bargaining agreements. In 2016, 2015 and 2014, the Company contributed $6,298, $4,990 and $4,383 respectively to all of the multiemployer plans that provide pension benefits in our continuing operations. The information available to the Company about the multiemployer plans in which it participates, whether via request to the plan or publicly available, is generally dated due to the nature of the reporting cycle of multiemployer plans and legal requirements under the Employee Retirement Income Security Act (“ERISA”) as amended by the Multiemployer Pension Plan Amendments Act (“MPPAA”). Based upon these plans’ most recently available annual reports, the Company’s contributions to these plans were less than 5% of each plan’s total contributions for all but one plan.  Information on significant multiemployer pension plans in which the Company participates is included in the table below:

		Pension Protection Act of 2006 Certified Zone Status at December 31,			Company's Contributions
Pension Plan Legal Name	Federal Identification Number	2016	2015	Expiration of Collective Bargaining Arrangement with the Company	2016	2015	2014
Seafarers Pension Trust	13-6100329 001	Green	Green	February 28, 2018	$1,102	$1,005	$828

The Company does not expect any future increased contributions to have a material negative impact on its financial position, results of operations or cash flows for future years. The risks of participating in multiemployer plans are different from single employer plans as assets contributed are available to provide benefits to employees of other employers and unfunded obligations from an employer that discontinues contributions are the responsibility of all remaining employers. In addition, in the event of a plan’s termination or the Company’s withdrawal from a plan, the Company may be liable for a portion of the plan’s unfunded vested benefits. However, information from the plans’ administrators is not available to permit the Company to determine its share, if any, of unfunded vested benefits.

13. COMMITMENTS AND CONTINGENCIES

Commercial commitments

Performance and bid bonds are customarily required for dredging and marine construction projects, as well as some environmental & infrastructure projects. The Company has a bonding agreement with Zurich American Insurance Company (“Zurich”) under which the Company can obtain performance, bid and payment bonds. In April 2015, we entered into additional bonding agreements with Argonaut Insurance Company, Berkley Insurance Company, Chubb Surety and Liberty Mutual Insurance Company (collectively, the “Additional Sureties”). The bonding agreements with the Additional Sureties contain similar terms and conditions as the Zurich bonding agreement. The Company also has outstanding bonds with Travelers Casualty and Surety Company of America. Bid bonds are generally obtained for a percentage of bid value and amounts outstanding typically range from $1,000 to $10,000. At December 31, 2016, the Company had outstanding performance bonds with a notional amount of approximately $1,185,875, of which $41,082 relates to projects from the Company’s historical demolition business. The revenue value remaining in backlog related to the projects of continuing operations totaled approximately $404,924.

In connection with the sale of our historical demolition business, the Company was obligated to keep in place the surety bonds on pending demolition projects for the period required under the respective contract for a project and issued Zurich a letter of credit related to this exposure. In February 2017, the Company was notified by Zurich of an alleged default triggered on a historical demolition surety performance bond in the aggregate of $20,000 for failure of the contractor to perform in accordance with the terms of a project. Zurich could be obligated to reimburse the loss, damage and expense that may arise from the alleged default. The Company believes its remaining exposure on the project is less than the amount of the letter of credit, but given the recent nature of the claim, the Company cannot estimate the amount or range of potential loss that could result.

Certain foreign projects performed by the Company have warranty periods, typically spanning no more than one to three years beyond project completion, whereby the Company retains responsibility to maintain the project site to certain specifications during the warranty period. Generally, any potential liability of the Company is mitigated by insurance, shared responsibilities with consortium partners, and/or recourse to owner-provided specifications.

Legal proceedings and other contingencies

As is customary with negotiated contracts and modifications or claims to competitively bid contracts with the federal government, the government has the right to audit the books and records of the Company to ensure compliance with such contracts, modifications, or claims, and the applicable federal laws. The government has the ability to seek a price adjustment based on the results of such audit. Any such audits have not had, and are not expected to have, a material impact on the financial position, operations, or cash flows of the Company.

Various legal actions, claims, assessments and other contingencies arising in the ordinary course of business are pending against the Company and certain of its subsidiaries. These matters are subject to many uncertainties, and it is possible that some of these matters could ultimately be decided, resolved, or settled adversely to the Company. Although the Company is subject to various claims and legal actions that arise in the ordinary course of business, except as described below, the Company is not currently a party to any material legal proceedings or environmental claims. The Company records an accrual when it is probable a liability has been incurred and the amount of loss can be reasonably estimated. The Company does not believe any of these proceedings, individually or in the aggregate, would be expected to have a material effect on results of operations, cash flows or financial condition.

On April 23, 2014, the Company completed the sale of NASDI, LLC (“NASDI”) and Yankee Environmental Services, LLC (“Yankee”), which together comprised the Company’s historical demolition business, to a privately owned demolition company. Under the terms of the divestiture, the Company retained certain pre-closing liabilities relating to the disposed business. Certain of these liabilities and a legal action brought by the Company to enforce the buyer’s obligations under the sale agreement are described below.

On January 14, 2015, the Company and our subsidiary, NASDI Holdings, LLC, brought an action in the Delaware Court of Chancery to enforce the terms of the Company's agreement to sell NASDI and Yankee. Under the terms of the agreement, the Company received cash of $5,309 and retained the right to receive additional proceeds based upon future collections of outstanding accounts receivable and work in process existing at the date of close. The Company seeks specific performance of buyer’s obligation to collect and to remit the additional proceeds, and other related relief. Defendants have filed counterclaims alleging that the Company misrepresented the quality of its contracts and receivables prior to the sale. The Company denies defendants’ allegations and intends to vigorously defend against the counterclaims.

In 2012, the Company contracted with a shipyard to perform the functional design drawings, detailed design drawings and follow on construction of a new Articulated Tug & Barge (“ATB”) Trailing Suction Hopper Dredge. In April 2013, the Company terminated the contract with the shipyard for default and the counterparty sent the Company a notice requesting arbitration under the contract with respect to the Company’s termination for default, including but not limited to the Company’s right to draw on letters of credit that had been issued by the shipyard as financial security required by the contract. In May 2013, the Company drew upon the shipyard’s letters of credit related to the contract and received $13,600. Arbitration proceedings were initiated. In January 2014, the Company and the shipyard executed a settlement agreement pursuant to which the Company retained $10,500 of the proceeds of the financial security and remitted $3,100 of those funds to the shipyard, all other claims were released, and the arbitration was dismissed with prejudice.

The Company has not accrued any amounts with respect to the above matters as the Company does not believe, based on information currently known to it, that a loss relating to these matters is probable, and an estimate of a range of potential losses relating to these matters cannot reasonably be made.

Lease obligations

The Company leases certain operating equipment and office facilities under long-term operating leases expiring at various dates through 2023. The equipment leases contain renewal or purchase options that specify prices at the then fair value upon the expiration of the lease terms. The leases also contain default provisions that are triggered by an acceleration of debt maturity under the terms of the Company’s Credit Agreement, or, in certain instances, cross default to other equipment leases and certain lease arrangements require that the Company maintain certain financial ratios comparable to those required by its Credit Agreement. Additionally, the leases typically contain provisions whereby the Company indemnifies the lessors for the tax treatment attributable to such leases based on the tax rules in place at lease inception. The tax indemnifications do not have a contractual dollar limit. To date, no lessors have asserted any claims against the Company under these tax indemnification provisions.

Future minimum operating lease payments at December 31, 2016, are as follows:

2017	$23,394
2018	15,517
2019	11,991
2020	8,273
2021	7,557
Thereafter	7,018

Total minimum operating lease payments	$73,750

Total rent expense under long-term operating lease arrangements for the years ended December 31, 2016, 2015 and 2014 was $21,061, $21,697 and $25,318, respectively. This excludes expenses for equipment and facilities rented on a short-term, as-needed basis.

14. INVESTMENTS

Amboy Aggregates

The Company and a New Jersey aggregates company each own 50% of Amboy Aggregates (“Amboy”). Amboy was formed in December 1984 to mine sand from the entrance channel to New York Harbor to provide sand and aggregate for use in road and building construction and for clean land fill. Amboy sold its interest in a stone import business and its holdings in land during 2014 and is winding down operations. The land owned in conjunction with Lower Main Street Development, LLC (“Lower Main”) was sold for a combined gain of $29,729.

The Company accounts for this investment under the equity method. The following is summarized financial information for this entity:

	2016	2015	2014
Revenue	$—	$139	$13,784
Gross profit (loss)	758	(1,363)	(118)
Income (loss) from continuing operations	758	(3,152)	11,326
Net income (loss)	758	(3,152)	9,527

Lower Main Street Development

The Company and a New Jersey aggregates company each own 50% of Lower Main. Lower Main was organized in February 2003 to hold land for development or sale.  This land owned in conjunction with Amboy Aggregates was sold in 2014. Lower Main ceased operations in 2016.

The Company accounts for this investment under the equity method. The following is summarized financial information for this entity:

	2015	2014
Revenue	$—	$180
Gross profit	—	180
Net income	28	14,803

TerraSea Environmental Solutions

The Company owns 50% of TerraSea Environmental Solutions (“TerraSea”) as a joint venture. TerraSea is engaged in the environmental services business through its ability to remediate contaminated soil and dredged sediment treatment. At December 31, 2016 and December 31, 2015, the Company had net advances to TerraSea of $24,696 and $27,592, respectively, which are recorded in other current assets. The Company has an accumulated deficit in joint ventures, which represents losses recognized to date in excess of our investment in TerraSea, of $17,016 and $14,271 at December 31, 2016 and 2015, respectively, which is presented in accrued expenses. The Company has commenced the wind down of TerraSea with its joint venture partner. The Company believes its remaining net advances to TerraSea are ultimately recoverable as an obligation of our joint venture partner. The Company accrued $2,634 and $1,983 for the years ended December 31, 2016 and 2015, respectively, representing the estimated share of additional losses to be assumed from the joint venture. The joint venture partner and the Company have discussed resolution of the remaining net advances through additional funding of the joint venture. If those discussions do not lead to a resolution satisfactory to both parties, the joint venture partner and the Company will go to binding arbitration as stipulated by the TerraSea operating agreement. To the extent that net advances are not fully recoverable, additional losses may result in future periods. There are no remaining TerraSea projects at December 31, 2016.

The Company accounts for this investment under the equity method. The following is summarized financial information for this entity:

	2016	2015	2014
Revenue	$—	$6,960	$11,278
Gross loss	(183)	(3,800)	(19,153)
Net loss	(183)	(3,800)	(19,856)

15. RELATED-PARTY TRANSACTIONS

The historical demolition business was operated out of a building owned by a former minority interest owner in Yankee and prior to 2011, a profits interest owner in NASDI. In  2014, NASDI and Yankee paid the minority interest owner  $375 for rent and property taxes. In conjunction with the sale of NASDI and Yankee (See Note 16), the lease was terminated as of October 31, 2014, and the Company also paid $490 in lease termination fees. There were no rents paid related to this building in 2016 and 2015.

  Our Terra business operates out of two facilities owned by the former owner of Terra Contracting, LLC.  The Company paid $195 for rent on these two properties in 2016 and $243 in each of 2015 and 2014. In connection with the sale of assets associated with certain service lines of the environmental & infrastructure segment’s business, the lease was terminated as of November 11, 2016.

Our GLEI business operates out of two facilities owned by Magnus Real Estate Group, LLC, which is owned by the formers owners of GLEI. In 2016, 2015 and 2014, the Company paid rent of $506, $402 and $46, respectively, for these two properties.

16. BUSINESS COMBINATIONS AND DISPOSITIONS

Discontinued operations

On April 23, 2014, the Company entered into an agreement and completed the sale of NASDI, LLC and Yankee Environmental Services, LLC, its two former subsidiaries that comprised the historical demolition business.  Under the terms of the agreement, the Company received cash of $5,309 and retained the right to receive additional proceeds based upon future collections of outstanding accounts receivable and work in process existing at the date of close, including recovery of outstanding claims for additional compensation from customers, and net of future payments of accounts payable existing at the date of close, including any future payments of obligations associated with outstanding claims.  In the fourth quarter of 2013, the Company recorded a preliminary loss on disposal of assets held for sale in discontinued operations. The loss on disposal is subject to change based on the value of additional proceeds received on the working capital existing at the date of disposition.  The amount and timing of the working capital settlement and the amount and timing of the realization of additional net proceeds may be impacted by the litigation with the buyer of the historical demolition business (see Note 13). However, management believes that the ultimate resolution of these matters will not be material to the Company’s consolidated financial position or results of operations.

The results of the businesses have been reported in discontinued operations as follows:

2014
Revenue	$14,803

Loss before income taxes from discontinued operations	$(19,167)
Loss on disposal of assets held for sale	—
Income tax benefit	8,744
Loss from discontinued operations, net of income taxes	$(10,423)

Magnus Pacific acquisition

On November 4, 2014, the Company acquired Magnus Pacific Corporation (“Magnus”), a California corporation, for an aggregate purchase price of approximately $40 million. Magnus Pacific Corporation is engaged in the business of environmental remediation, geotechnical construction, demolition, and sediments and wetlands construction.

Under the terms of the acquisition, the aggregate purchase price is satisfied by payment of $25,000 paid at closing, the issuance of a promissory note and an earnout payment. In the event Magnus did not achieve minimum earnings before interest, taxes, depreciation and amortization, as adjusted in the 2015 fiscal year, the principal amount of the promissory note would be reduced. Magnus did not reach the minimum EBITDA threshold for 2015 designated in the secured promissory note; therefore, during the second quarter of 2015, the Company reduced the remaining fair value by $7,013 to zero and the corresponding change was reflected in general and administrative expenses.

Under the terms of the acquisition, the maximum potential aggregate earnout payment is $11,400 (the “Earnout Payment”) and will be determined based on the attainment of combined Adjusted EBITDA targets of Magnus and Terra, a wholly-owned subsidiary of the Company for the year ending December 31, 2019. During the third quarter of 2016, the Company signed an amendment to the Magnus, now referred to as GLEI, share purchase agreement which modified the terms of the Earnout Payment.  The Earnout payment remains at $11,400 and will be determined based on the attainment of an average Adjusted EBITDA target of GLEI for the years ending December 31, 2017, December 31, 2018 and December 31, 2019.  The Earnout Payment may be paid in cash or shares of the Company’s common stock, at the Company’s option.

The Company remeasures the fair value of the contingent Earnout Payment based on projections of the earnings target for the business. Based on the Company’s projections at September 30, 2016, GLEI is not expected to reach the minimum Adjusted EBITDA threshold designated in the amended share purchase agreement; therefore, during the third quarter 2016, the Company reduced the remaining fair value of $8,940 to zero and the corresponding change is reflected in general and administrative expenses and interest expense.

The purchase price has been allocated to the assets acquired and liabilities assumed using estimated fair values as of the acquisition date. Tangible assets acquired of $57,303 primarily were receivables and contract revenues in excess of billings of $41,067 and property and equipment of $11,573. Finite-lived intangible assets acquired of $8,422 were primarily related to acquired backlog and also include a non-compete agreement, patents and trade names. The acquired backlog was amortized on a straight-line basis over one year while all other finite-lived intangible assets are being amortized on a straight-line basis over five years. Liabilities assumed of $27,586, includes primarily $20,732 of accounts payable. Goodwill of $7,000 represents the excess of cost over the fair value of the net tangible and intangible assets acquired and is included in the environmental & infrastructure segment.

Concurrent with the closing of the acquisition of Magnus Pacific Corporation, the Company granted restricted stock unit awards to the shareholders representing the right to receive, in aggregate, up to 1,500 shares of Great Lakes’ common stock. Each award vests on March 31, 2020, subject to the applicable employee’s continuous employment with Great Lakes through such date and satisfaction of certain business milestones.

  The following unaudited pro forma financial information presents the consolidated results of operations of the Company as they may have appeared had the acquisition described above occurred as of January 1, 2013 for purposes of the unaudited pro forma consolidated statements of operations.

The unaudited pro forma consolidated financial information are provided for illustrative purposes only and do not purport to present what the actual results of operations would have been had the transaction actually occurred on the date indicated, nor does it purport to represent results of operations for any future period. The information does not reflect any cost savings or benefits that may be obtained through synergies among the operations of the Company.

2014
(Unaudited)
Revenue as reported	$806,831
Revenue of purchased businesses for the period prior to the acquisition	106,723
Pro forma revenue	$913,554

Net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation	$10,295
Net income of Magnus including net income prior to acquisition and pro forma acquisition accounting adjustments	6,328
Pro forma net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation	$16,623

The pro forma adjustments to net income represent amortization of intangibles established in purchase accounting, interest on the debt used to purchase Magnus and taxes on net income at the Company’s effective tax rate, all applied to the period prior to acquisition.

Other

During the fourth quarter of 2016, the Company sold assets associated with certain service lines of the environmental & infrastructure segment’s business, excluding assets supporting the remediation service line. In connection with the sale, the Company recorded a $2,758 loss to (gain) loss on sale of assets—net for the year ended December 31, 2016.

The Company recorded a $2,197 noncash bargain purchase gain on a small asset acquisition in 2014.

17. SEGMENT INFORMATION

The Company and its subsidiaries currently operate in two reportable segments: dredging and environmental & infrastructure. The Company’s financial reporting systems present various data for management to run the business, including profit and loss statements prepared according to the segments presented. Management uses operating income to evaluate performance between the two segments. Segment information for 2016, 2015 and 2014, is provided as follows:

	2016	2015	2014
Dredging:
Contract revenues	$637,468	$681,255	$697,711
Operating income	34,108	64,073	41,620
Depreciation and amortization	54,826	50,556	43,620
Total assets	912,880	872,297	812,181
Property and equipment—net	399,479	397,468	366,027
Goodwill	76,576	76,576	76,576
Investment in joint ventures	381	1	2,114
Capital expenditures	84,263	82,000	79,186
Environmental & infrastructure:
Contract revenues	133,637	181,710	114,412
Operating loss	(19,428)	(41,114)	(17,767)
Depreciation and amortization	8,197	14,029	6,509
Total assets	81,166	127,907	134,324
Property and equipment—net	13,529	32,742	33,418
Goodwill	7,000	7,000	9,750
Investment in joint ventures	4,353	3,760	5,775
Capital expenditures	949	7,279	12,892
Intersegment:
Contract revenues	(3,520)	(6,087)	(5,292)
Total assets	(100,458)	(102,080)	(56,773)
Total:
Contract revenues	767,585	856,878	806,831
Operating income	14,680	22,959	23,853
Depreciation and amortization	63,023	64,585	50,129
Total assets	893,588	898,124	889,732
Property and equipment—net	413,008	430,210	399,445
Goodwill	83,576	83,576	86,326
Investment in joint ventures	4,734	3,761	7,889
Capital expenditures	85,212	89,279	92,078

The Company classifies the revenue related to its dredging projects into the following types of work:

	2016	2015	2014
Capital dredging — U.S.	$219,914	$207,058	$195,635
Capital dredging — foreign	59,413	139,945	155,000
Coastal protection dredging	215,041	184,060	194,219
Maintenance dredging	92,274	120,055	123,923
Rivers & lakes	50,826	30,137	28,934
Total dredging	$637,468	$681,255	$697,711

The Company derived revenues and gross profit from foreign project operations for the years ended December 31, 2016, 2015, and 2014, as follows:

	2016	2015	2014
Contract revenues	$59,413	$139,945	$155,000
Costs of contract revenues	(66,729)	(105,951)	(118,682)
Gross profit	$(7,316)	$33,994	$36,318

In 2016 and 2015, foreign revenues were primarily from work done in the Middle East and Brazil. In 2014 the majority of the Company’s foreign revenue came from the Wheatstone LNG project in Western Australia and from projects in the Middle East. The majority of the Company’s long-lived assets are marine vessels and related equipment. At any point in time, the Company may employ certain assets outside of the U.S., as needed, to perform work on the Company’s foreign projects. As of December 31, 2016 and 2015, long-lived assets with a net book value of $63,729 and $83,397, respectively, were located outside of the U.S.

The Company’s primary customer is the U.S. Army Corps of Engineers (the “Corps”), which has responsibility for federally funded projects related to waterway navigation and flood control. In 2016, 2015 and 2014, 53.4%, 51.0% and 60.4%, respectively, of contract revenues were earned from contracts with federal government agencies, including the Corps, as well as other federal entities such as the U.S. Coast Guard and U.S. Navy. At December 31, 2016 and 2015, approximately 39.9% and 24.9%, respectively, of accounts receivable, including contract revenues in excess of billings and retainage, were due on contracts with federal government agencies. The Company depends on its ability to continue to obtain federal government contracts, and indirectly, on the amount of federal funding for new and current government dredging projects. Therefore, the Company’s operations can be influenced by the level and timing of federal funding.

The Company recognized an overall loss on a remediation project of $7,260 which if applied to the initial year of the contract would have decreased gross profit by nearly the entire amount of the loss in the year ended December 31, 2015. The Company recognized a loss on a landfill project of $7,446 on which the change in estimate to the gross profit percentage in the year resulted in a cumulative net impact on the project margin, which decreased gross profit by extensively the entire amount of the loss in the year ended December 31, 2015. The project was completed in 2016. In 2014, the Company earned significant revenue from a large, single customer foreign contract. A revision to the estimated gross profit percentage was recognized in the year resulting in a cumulative net impact on the project margin, which increased gross profit by $22,418 for the year ended December 31, 2014, including an increase in gross profit of $7,645 during the fourth quarter. The project was completed in 2014.

Revenue from foreign projects has been concentrated in the Middle East which comprised less than 10% and 14.7% of total revenue in 2016 and 2015, respectively. At December 31, 2016 and 2015, approximately 13.0% and 24.6%, respectively, of total accounts receivable, including retainage and contract revenues in excess of billings, were due on contracts in the Middle East. There is a dependence on future projects in the Middle East, as vessels are currently located there. However, some of the vessels located in Middle East can be moved back to the U.S. or all can be moved to other international markets as opportunities arise.

18. SUBSIDIARY GUARANTORS

The Company’s long-term debt at December 31, 2016 included $275,000 of 7.375% senior notes due February 1, 2019. The Company’s obligations under these senior unsecured notes were guaranteed by the Company’s 100% owned domestic subsidiaries. Such guarantees were full, unconditional and joint and several.

In May 2017, the Company issued $325,000 of 8.000% senior notes. The Company has recast the presentation of the guarantor financial information to reflect the release of certain of the Company’s 100% owned domestic subsidiaries as subsidiary guarantors of the debt. The Company’s obligations under these senior unsecured notes are guaranteed by certain of the Company’s 100% owned domestic subsidiaries. Such guarantees are full, unconditional and joint and several.

The following supplemental financial information sets forth for the Company’s new guarantor structure for its $325,000 of 8.000% senior notes, including, subsidiary guarantors (on a combined basis), the Company’s non-guarantor subsidiaries (on a combined basis) and Great Lakes Dredge & Dock Corporation, exclusive of its subsidiaries (“GLDD Corporation”):

(i)	balance sheets as of December 31, 2016 and 2015;
(ii)	statements of operations and comprehensive income (loss) for the years ended December 31, 2016, 2015 and 2014; and
(iii)	statements of cash flows for the years ended December 31, 2016, 2015 and 2014.

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2016
(In thousands)

ASSETS	Subsidiary Guarantors	Non-Guarantor Subsidiaries	GLDD Corporation	Eliminations	Consolidated Totals
CURRENT ASSETS:
Cash and cash equivalents	$10,414	$751	$2	$—	$11,167
Accounts receivable — net	75,412	14,242	—	(1,563)	88,091
Contract revenues in excess of billings	91,478	3,534	—	—	95,012
Inventories	37,137	—	—	—	37,137
Prepaid expenses	12,287	120	—	—	12,407
Other current assets	60,844	2,568	—	—	63,412
Total current assets	287,572	21,215	2	(1,563)	307,226

PROPERTY AND EQUIPMENT—Net	407,516	5,492	—	—	413,008
GOODWILL	83,576	—	—	—	83,576
OTHER INTANGIBLE ASSETS—Net	1,067	432	—	—	1,499
INVENTORIES — Noncurrent	52,602	—	—	—	52,602
INVESTMENTS IN JOINT VENTURES	4,685	49	—	—	4,734
ASSETS HELD FOR SALE— Noncurrent	8,390	909	—	—	9,299
RECEIVABLES FROM AFFILIATES	58,284	16,807	82,340	(157,431)	—
INVESTMENTS IN SUBSIDIARIES	—	—	636,216	(636,216)	—
OTHER	14,692	1	6,951	—	21,644
TOTAL	$918,384	$44,905	$725,509	$(795,210)	$893,588

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$101,795	$2,879	$17	$(1,506)	$103,185
Accrued expenses	55,940	3,222	9,881	—	69,043
Billings in excess of contract revenues	4,699	499	—	(57)	5,141
Current portion of long term debt	305	1,015	1,145	—	2,465
Total current liabilities	162,739	7,615	11,043	(1,563)	179,834

7 3/8% SENIOR NOTES	—	—	272,998	—	272,998
REVOLVING CREDIT FACILITY	—	—	104,111	—	104,111
NOTE PAYABLE	—	—	13,293	—	13,293
DEFERRED INCOME TAXES	(1,833)	—	70,282	—	68,449
PAYABLES TO AFFILIATES	80,769	70,921	5,741	(157,431)	—
INVESTMENTS IN SUBSIDIARIES	32,000	—	—	(32,000)	—
OTHER	5,925	937	151	—	7,013
Total liabilities	279,600	79,473	477,619	(190,994)	645,698

TOTAL EQUITY	638,784	(34,568)	247,890	(604,216)	247,890
TOTAL	$918,384	$44,905	$725,509	$(795,210)	$893,588

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEET
AS OF DECEMBER 31, 2015
(In thousands)

ASSETS	Subsidiary Guarantors	Non-Guarantor Subsidiaries	GLDD Corporation	Eliminations	Consolidated Totals
CURRENT ASSETS:
Cash and cash equivalents	$11,698	$2,484	$2	$—	$14,184
Accounts receivable — net	103,868	30,545	—	(3,636)	130,777
Contract revenues in excess of billings	75,161	6,034	—	—	81,195
Inventories	35,963	—	—	—	35,963
Prepaid expenses	7,590	334	—	—	7,924
Other current assets	57,119	2,094	477	—	59,690
Total current assets	291,399	41,491	479	(3,636)	329,733

PROPERTY AND EQUIPMENT—Net	407,788	22,422	—	—	430,210
GOODWILL	83,576	—	—	—	83,576
OTHER INTANGIBLE ASSETS—Net	1,565	863	—	—	2,428
INVENTORIES — Noncurrent	41,646	—	—	—	41,646
INVESTMENTS IN JOINT VENTURES	3,704	57	—	—	3,761
RECEIVABLES FROM AFFILIATES	62,035	15,915	70,738	(148,688)	—
INVESTMENTS IN SUBSIDIARIES	10,403	—	621,984	(632,387)	—
OTHER	6,702	3	65	—	6,770
TOTAL	$908,818	$80,751	$693,266	$(784,711)	$898,124

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$111,938	$10,443	$—	$(3,535)	$118,846
Accrued expenses	61,211	2,159	8,907	—	72,277
Billings in excess of contract revenues	6,297	865	—	(101)	7,061
Current portion of long term debt	296	1,128	6,082	—	7,506
Total current liabilities	179,742	14,595	14,989	(3,636)	205,690

7 3/8% SENIOR NOTES	—	—	271,998	—	271,998
REVOLVING CREDIT FACILITY	—	—	20,000	—	20,000
NOTE PAYABLE	—	323	53,469	—	53,792
DEFERRED INCOME TAXES	(783)	—	74,789	—	74,006
PAYABLES TO AFFILIATES	81,405	61,574	5,709	(148,688)	—
OTHER	18,374	1,952	139	—	20,465
Total liabilities	278,738	78,444	441,093	(152,324)	645,951

TOTAL EQUITY	630,080	2,307	252,173	(632,387)	252,173
TOTAL	$908,818	$80,751	$693,266	$(784,711)	$898,124

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2016
(In thousands)

	Subsidiary Guarantors	Non-Guarantor Subsidiaries	GLDD Corporation	Eliminations	Consolidated Totals
Contract revenues	$726,239	$44,086	$—	$(2,740)	$767,585
Costs of contract revenues	(622,158)	(61,779)	—	2,740	(681,197)
Gross profit	104,081	(17,693)	—	—	86,388

OPERATING EXPENSES:
General and administrative expenses	51,678	13,904	(49)	—	65,533
Loss on sale of assets—net	3,040	3,135	—	—	6,175
Operating income (loss)	49,363	(34,732)	49	—	14,680

Interest income (expense)—net	1,985	(1,497)	(23,395)	—	(22,907)
Equity in earnings (loss) of subsidiaries	(31,488)	—	10,313	21,175	—
Equity in loss of joint ventures	(2,365)	—	—	—	(2,365)
Other expense	(2,626)	(751)	—	—	(3,377)
Income (loss) before income taxes	14,869	(36,980)	(13,033)	21,175	(13,969)

Income tax (provision) benefit	1,080	(144)	4,856	—	5,792

Net income (loss)	$15,949	$(37,124)	$(8,177)	$21,175	$(8,177)

Comprehensive income (loss)	$16,279	$(36,616)	$(7,339)	$20,337	$(7,339)

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2015
(In thousands)

	Subsidiary Guarantors	Non-Guarantor Subsidiaries	GLDD Corporation	Eliminations	Consolidated Totals
Contract revenues	$778,337	$86,666	$—	$(8,125)	$856,878
Costs of contract revenues	(670,973)	(98,107)	—	8,125	(760,955)
Gross profit	107,364	(11,441)	—	—	95,923

OPERATING EXPENSES:
General and administrative expenses	58,682	12,387	—	—	71,069
Impairment of goodwill	—	2,750	—	—	2,750
Gain on sale of assets—net	(885)	30	—	—	(855)
Operating income (loss)	49,567	(26,608)	—	—	22,959

Interest income (expense)—net	872	(1,398)	(23,839)	—	(24,365)
Equity in earnings of subsidiaries	34	—	16,282	(16,316)	—
Equity in earnings (loss) of joint ventures	(6,221)	170	—	—	(6,051)
Other income (expense)	(3,180)	1,951	—	—	(1,229)
Income (loss) before income taxes	41,072	(25,885)	(7,557)	(16,316)	(8,686)

Income tax (provision) benefit	1,641	(512)	1,368	—	2,497

Net income (loss)	42,713	$(26,397)	$(6,189)	$(16,316)	$(6,189)

Comprehensive income (loss)	$42,713	$(27,646)	$(7,438)	$(15,067)	$(7,438)

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME(LOSS)
FOR THE YEAR ENDED DECEMBER 31, 2014
(In thousands)

	Subsidiary Guarantors	Non-Guarantor Subsidiaries	GLDD Corporation	Eliminations	Consolidated Totals
Contract revenues	$700,427	$125,434	$—	$(19,030)	$806,831
Costs of contract revenues	(612,178)	(121,187)	—	19,030	(714,335)
Gross profit	88,249	4,247	—	—	92,496

OPERATING EXPENSES:
General and administrative expenses	52,529	15,382	—	—	67,911
Loss on sale of assets—net	513	219	—	—	732
Operating income	35,207	(11,354)	—	—	23,853

Interest income (expense)—net	316	(516)	(19,767)	—	(19,967)
Equity in earnings of subsidiaries	4,443	—	10,373	(14,816)	—
Equity in earnings (loss) of joint ventures	(4,482)	7,377	—	—	2,895
Gain on bargain purchase acquisition	—	2,197	—	—	2,197
Other income	185	25	—	—	210
Income (loss) before income taxes	35,669	(2,271)	(9,394)	(14,816)	9,188

Income tax (provision) benefit	(15,219)	(3,363)	30,112	—	11,530

Income (loss) from continuing operations	20,450	(5,634)	20,718	(14,816)	20,718
Loss from discontinued operations, net of income taxes	(10,423)	(1,343)	(10,423)	11,766	(10,423)
Net income (loss)	$10,027	$(6,977)	$10,295	$(3,050)	$10,295

Comprehensive income (loss)	$9,828	$(7,039)	$10,034	$(2,789)	$10,034

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2016
(In thousands)

	Subsidiary Guarantors	Non-Guarantor Subsidiaries	GLDD Corporation	Eliminations	Consolidated Totals
OPERATING ACTIVITIES:
Cash provided by (used in) operating activities	$74,409	$(16,677)	$(19,062)	$—	$38,670

INVESTING ACTIVITIES:
Purchases of property and equipment	(83,777)	(21)	—	—	(83,798)
Proceeds from dispositions of property and equipment	10,582	7,675	—	—	18,257
Changes in restricted cash	(7,035)	—	—	—	(7,035)
Net change in accounts with affiliates	(5,100)	—	(36,172)	41,272	—
Transfer to parent	—	—	23,000	(23,000)	—
Cash provided by (used in) investing activities	(85,330)	7,654	(13,172)	18,272	(72,576)

FINANCING ACTIVITIES:
Repayment of term loan facility	—	—	(44,582)	—	(44,582)
Deferred financing fees	—	—	(6,817)	—	(6,817)
Repayment of long term note payable	—	—	(1,079)	—	(1,079)
Taxes paid on settlement of vested share awards	—	—	(171)	—	(171)
Net change in accounts with affiliates	32,933	8,339	—	(41,272)	—
Transfer to parent	(23,000)	—	—	23,000	—
Repayments of equipment debt	(296)	(1,128)	—	—	(1,424)
Exercise of stock options and purchases from employee stock plans	—	—	905	—	905
Excess income tax benefit from share-based compensation	—	—	(133)	—	(133)
Borrowings under revolving loans	—	—	288,611	—	288,611
Repayments of revolving loans	—	—	(204,500)	—	(204,500)
Cash provided by financing activities	9,637	7,211	32,234	(18,272)	30,810

Effect of foreign currency exchange rates on cash and cash equivalents	—	79	—	—	79

Net decrease in cash and cash equivalents	(1,284)	(1,733)	—	—	(3,017)

Cash and cash equivalents at beginning of period	11,698	2,484	2	—	14,184

Cash and cash equivalents at end of period	$10,414	$751	$2	$—	$11,167

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2015
(In thousands)

	Subsidiary Guarantors	Non-Guarantor Subsidiaries	GLDD Corporation	Eliminations	Consolidated Totals
OPERATING ACTIVITIES:
Cash provided by (used in) operating activities	$75,489	$(22,679)	$(23,688)	$—	$29,122

INVESTING ACTIVITIES:
Purchases of property and equipment	(70,759)	(3,696)	—	—	(74,455)
Proceeds from dispositions of property and equipment	1,102	220	—	—	1,322
Net change in accounts with affiliates	(32,342)	—	(12,222)	44,564	—
Cash used in investing activities	(101,999)	(3,476)	(12,222)	44,564	(73,133)

FINANCING ACTIVITIES:
Proceeds from term loan facility	—	—	2,640	—	2,640
Repayments of term loan facility	—	—	(5,000)	—	(5,000)
Deferred financing fees	—	—	(111)	—	(111)
Repayment of long term note payable	—	—	(443)	—	(443)
Taxes paid on settlement of vested share awards	—	—	(267)	—	(267)
Net change in accounts with affiliates	(23,491)	31,991	36,064	(44,564)	—
Transfer from parent	17,258	—	(17,258)	—	—
Proceeds from equipment debt	—	—	410	—	410
Repayments of equipment debt	(195)	(1,006)	—	—	(1,201)
Exercise of stock options and purchases from employee stock plans	—	—	1,365	—	1,365
Excess income tax benefit from share-based compensation	—	—	(57)	—	(57)
Purchase of treasury stock	—	—	(1,433)	—	(1,433)
Borrowings under revolving loans	—	—	179,500	—	179,500
Repayments of revolving loans	—	—	(159,500)	—	(159,500)
Cash provided by (used in) financing activities	(6,428)	30,985	35,910	(44,564)	15,903

Effect of foreign currency exchange rates on cash and cash equivalents	—	(97)	—	—	(97)

Net increase (decrease) in cash and cash equivalents	(32,938)	4,733	—	—	(28,205)

Cash and cash equivalents at beginning of period	44,636	(2,249)	2	—	42,389

Cash and cash equivalents at end of period	$11,698	$2,484	$2	$—	$14,184

GREAT LAKES DREDGE & DOCK CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2014
(In thousands)

	Subsidiary Guarantors	Non-Guarantor Subsidiaries	GLDD Corporation	Eliminations	Consolidated Totals
OPERATING ACTIVITIES:
Net cash flows provided by (used in) operating activities of continuing operations	$87,629	$(23,354)	$2,879	$—	$67,154
Net cash flows used in operating activities of discontinued operations	(17,328)	(1,024)	—	—	(18,352)
Cash provided by (used in) operating activities	70,301	(24,378)	2,879	—	48,802

INVESTING ACTIVITIES:
Purchases of property and equipment	(86,697)	(5,213)	—	—	(91,910)
Proceeds from dispositions of property and equipment	(178)	246	—	—	68
Payments for acquisitions of businesses	—	(2,048)	(25,000)	—	(27,048)
Payments on vendor performance obligations	(3,100)	—	—	—	(3,100)
Net change in accounts with affiliates	31,964	—	—	(31,964)	—
Net cash flows used in investing activities of continuing operations	(58,011)	(7,015)	(25,000)	(31,964)	(121,990)
Net cash flows provided by investing activities of discontinued operations	5,275	—	—	—	5,275
Cash used in investing activities	(52,736)	(7,015)	(25,000)	(31,964)	(116,715)

FINANCING ACTIVITIES:
Proceeds from term loan facility	—	—	47,360	—	47,360
Repayments of term loan facility	—	—	(417)	—	(417)
Proceeds from issuance of 7 3/8% senior notes	—	—	24,880	—	24,880
Deferred financing fees	—	—	(2,532)	—	(2,532)
Taxes paid on settlement of vested share awards	—	—	(497)	—	(497)
Purchase of noncontrolling interest	—	—	(205)	—	(205)
Net change in accounts with affiliates	7,853	25,823	(65,640)	31,964	—
Transfer to parent	(52,400)	—	52,400	—	—
Repayments of equipment debt	—	(235)	—	—	(235)
Exercise of stock options and purchases from employee stock plans	—	—	1,568	—	1,568
Excess income tax benefit from share-based compensation	—	—	206	—	206
Borrowings under revolving loans	—	—	236,500	—	236,500
Repayments of revolving loans	—	—	(271,500)	—	(271,500)
Cash provided by (used in) financing activities	(44,547)	25,588	22,123	31,964	35,128

Effect of foreign currency exchange rates on cash and cash equivalents	—	(164)	—	—	(164)

Net increase (decrease) in cash and cash equivalents	(26,982)	(5,969)	2	—	(32,949)

Cash and cash equivalents at beginning of period	71,618	3,720	—	—	75,338

Cash and cash equivalents at end of period	$44,636	$(2,249)	$2	$—	$42,389

Great Lakes Dredge & Dock Corporation
Schedule II—Valuation and Qualifying Accounts
For the Years Ended December 31, 2016, 2015 and 2014
(In thousands)

		Additions
	Beginning Balance	Charged to costs and expenses	Charged to other accounts	Deductions	Ending balance
Description
Year ended December 31, 2014
Allowances deducted from assets to which they apply:
Allowances for doubtful accounts	$1,529	$100	$—	$(1,051)	$578
Valuation allowance for deferred tax assets	2,505	4,074			6,579
Total	$4,034	$4,174	$—	$(1,051)	$7,157

Year ended December 31, 2015
Allowances deducted from assets to which they apply:
Allowances for doubtful accounts	$578	$176	$—	$—	$754
Valuation allowance for deferred tax assets	6,579	270		(748)	6,101
Total	$7,157	$446	$—	$(748)	$6,855

Year ended December 31, 2016
Allowances deducted from assets to which they apply:
Allowances for doubtful accounts	$754	$389	$—	$(396)	$747
Valuation allowance for deferred tax assets	6,101	1,032			7,133
Total	$6,855	$1,421	$—	$(396)	$7,880